Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
With respect to this Registration Statement of Internap Network Services Corporation on Amendment No. 1 to Form S-4: (i) we consent to the incorporation by reference of our report dated January 31, 2006, except for note 13 for which the date is February 3, 2006, accompanying the consolidated financial statements of VitalStream Holdings, Inc. included in its Form 10-K for the year ended December 31, 2005; (ii) we consent to the incorporation by reference of our report dated April 24, 2006 accompanying the financial statements of EON Streams, Inc., included in amendment No. 2 to Current Report of Form 8-K/A filed by VitalStream Holdings, Inc. on November 28, 2006; and (iii) we consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.
/s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California
January 3, 2007